Pro Forma Balance Sheet
As of May 31, 2010

			Adjustments for
	Striker	Granisol	Assets and
	Energy Corp.	Product Line	Liabilities not		Pro forma		Pro Forma
	5/31/2010	5/31/2010	Acquired		Adjustments		Balance Sheet

Assets
Cash	2,092	225,043	(225,043)	(1)	50,000	(2)	52,092
Accounts receivable, net of related allowances	-	8,529	(8,529)	(1)	-		-
Inventories, net of reserve for obsolescence	-	10,152	(10,152)		-		-
Inventory receivable	-	-	-		117,180	(2)	117,180
Deferred tax asset	-	47,803	(47,803)	(1)	-		-
Total current assets	2,092	291,527	(291,527)		167,180		169,272

Product rights and know-how	-	-	-		882,820	(2)	882,820

Total assets	2,092	291,527	(291,527)		1,050,000		1,052,092

Current liabilities
Accounts payable	13,121	5,239	(5,239)	(1)	-		13,121
Accrued returns	-	35,047	(35,047)	(1)	-		-
Accrued income tax	-	52,518	(52,518)	(1)	-		-
Total current liabilities	13,121	92,804	(92,804)		-		13,121

Promissory note	52,402	-	-		-		52,402

Total liabilities	65,523	92,804	(92,804)		-		65,523

Shareholders' equity
Capital stock Authorized 150,000,000 common shares, par value $0.0001 Issued and outstanding 23,506,000 common shares, par value $0.0001	2,056	-	-		300	(2)	2,356
Additional paid-in capital	200,723	-	-		1,049,700	(2)	1,250,423
Retained earnings (deficit)	(266,210)	198,723	(198,723)		-		(266,210)
Total shareholders' equity	(63,431)	198,723	(198,723)	(1)	1,050,000	(2)	986,569

Total liabilities & net assets	2,092	291,527	(291,527)		1,050,000		1,052,092

Pro Forma Statement of Operations
For the Three Months Ended May 31, 2010

					Pro Forma
	Striker	Granisol	Pro forma		Statement of
	5/31/2010	3/31/2010	Adjustments		Operations
Gross sales	-	51,426	-		51,426
Sales deductions	-	18,032	-		18,032
Net sales	-	33,394	-		33,394
Cost of goods sold	-	21,293	-		21,293
Gross margin	-	12,101	-		12,101

General and administrative expenses
Management fees	3,000	-	-		3,000
Legal and accounting fees	10,246	-	-		10,246
Other general and administrative expenses	3,268	-	-		3,268
Amortization of product rights and know-how	-	-	22,071	(3)	22,071
Total general and administrative expenses	16,514	-	22,071		38,585

Development expense	-	375	-		375

Income (loss) before income taxes	(16,514)	11,726	(22,071)		(26,858)

Income tax expense (benefit)	-	4,338	(4,338)	(4)	-

Net income (loss)	(16,514)	7,388	(17,733)		(26,858)

Pro Forma Statement of Operations
For the Year Ended February 28, 2010

					Pro Forma
	Striker	Granisol	Pro forma		Statement of
	2/28/2010	12/31/2009	Adjustments		Operations
Gross sales	-	325,600	-		325,600
Sales deductions	-	118,823	-		118,823
Net sales	-	206,777	-		206,777
Cost of goods sold	-	134,914	-		134,914
Gross margin	-	71,863	-		71,863

General and administrative expenses
Management fees	12,000	-	-		12,000
Legal and accounting fees	36,394	-	-		36,394
Other general and administrative expenses	9,807	-	-		9,807
Amotization of product rights and know-how	-	-	88,282	(3)	88,282
Total general and administrative expenses	58,201	-	88,282		146,483

Development expense	-	45,179	-		45,179

Income (loss) before income taxes	(58,201)	26,684	(88,282)		(119,799)

Income tax expense (benefit)	-	9,873	(9,873)	(4)	-

Net income (loss)	(58,201)	16,811	(78,409)		(119,799)

Notes to Pro Forma Consolidated Financial Information
(1) to remove the assets and liabilities not acquired in the acquistion of the Granisol product line.
(2) to record the two equity placements on June 17 and July 2, 2010, totaling 3 million common shares for proceeds of $1,050,000 necessary to acquire Granisol and to record the allocation of the $1 million purchase price, which includes $117,180 in inventory to be delivered to PediatRx, Inc. and to record the fair value of the product rights and know-how recognizing the ANDA and rights to manufacture and market the product acquired. Funding for the transaction was provided to PediatRx by Striker Energy Corp. which raised $ 1,050,000 in two equity placements prior to the transaction.
(3) to record the amortization of the acquired product rights and know-how using an estimated useful life of ten years on a straight -line basis.
(4) to record the income tax benefit associated with the amortization of the product rights and know-how net of the valuation allowance recorded against the deferred tax assets. The Company determined it was more likely than not the deferred tax assets would not be realized and recorded the pro forma adjustment net of the valuation allowance.

Striker Energy Corp. and
The Granisol Product Line Acquisition
SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
Explanatory Notes

The unaudited pro forma financial data set forth below are presented to illustrate the estimated effects of the Purchase Agreement between PediatRx, Inc. and Cypress Pharmaceuticals, Inc., dated July 22, 2010, on our historical financial position and results of operations, adjusted to give effect to:
* The transaction wherein PediatRx, Inc., a wholly owned subsidiary of Striker Energy Corp. has acquired the assets of the Granisol product line. On July 22, 2010, PediatRx, Inc., entered into an Agreement with Cypress Pharmaceuticals, Inc., a private company.
Under the terms of the Purchase Agreement, PediatRx acquired all of the assets relating to the Granisol product line, including the ANDA, the Granisol trademark and the manufacturing and supply agreement with Therapex, a division of E-Z-EM Canada. As part of the agreement and prior to the closing, Cypress placed an order for inventory to be delivered to PediatRx after the closing date.
On July 23, 2010, PediatRx paid Cypress the consideration of $1 million for the assets and has assigned $117,180 to inventory receivable on the balance sheet as of May 31, 2010, with the remaining purchase price allocated to the product rights and know-how associated with the ANDA, the Granisol trademark, and the manufacturing and supply agreement with Therapex.

We have derived our historical financial data from our audited financial statements for the year ended February 28, 2010, and from our unaudited financial statements as of and for the three-month period ended May 31, 2010. We have derived Granisol's financial data from its audited financial statements for the year ended December 31, 2009, and its unaudited financial statements as of May 31, 2010 and for the three-month period ended March 31, 2010.

The unaudited pro forma combined balance sheet as of May 31, 2010 assumes the Agreement was completed on May 31, 2010. The information presented in the unaudited pro forma combined financial statements does not purport to represent what the financial position or results of operations would have been had the Agreement occurred as of May 31, 2010, nor is it indicative of future financial position or results of operations. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined, or the future result that the combined company will experience after the Agreement is completed.

The pro forma adjustments are based upon availible information and certain assumptions that management believes is reasonable under the circumstances. The unaudited pro forma financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements of Striker Energy Corp. and the Granisol Product Line.